Exhibit 2.80

EXECUTION VERSION

THIRD AMENDMENT TO TERM LOAN CREDIT AGREEMENT

THIRD AMENDMENT (this “Amendment”), dated as of February 9, 2017, among Temescal Aircraft LLC, a Delaware limited liability company (as successor to Temescal Aircraft Inc., a California corporation) (the “Borrower”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”), Park Topanga Aircraft LLC, a Delaware limited liability company (as successor to Park Topanga Aircraft Inc., a California corporation) (“Parent Holdco”), Charmlee Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Ballysky Aircraft Ireland Limited, a private company limited by shares incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private company limited by shares incorporated under the laws of Ireland (“AIL”), AerCap Ireland Capital Designated Activity Company, a designated activity company incorporated under the laws of Ireland (“AICDAC”), International Lease Finance Corporation, a California corporation (“ILFC” and together with USHoldco, AerCap, AAS, AIL, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust and AICDAC the “Guarantors”) and Citibank, N.A., as Collateral Agent and Administrative Agent, to the Term Loan Credit Agreement, dated as of March 30, 2011 as amended by the First Amendment to Term Loan Credit Agreement dated as of April 2, 2014 and by the Second Amendment to Term Loan Credit Agreement dated as of March 31, 2015 (as heretofore amended, restated or otherwise modified from time to time, the “Credit Agreement”), between the Borrower, Financing Trust, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the other Guarantors, the Consenting Lenders (as defined below) and the New Lenders (as defined below) executing this Amendment on the signature pages hereto and Citibank, N.A., as Collateral and Administrative Agent.

WHEREAS, the parties hereto (other than the New Lenders (as defined below)) are party to the Credit Agreement;

WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment that is executing a counterpart of this Amendment does not desire to transfer its loans as described below and does desire to consent to the amendments set forth herein (each, a “Consenting Lender”);

WHEREAS, each Lender that does not desire to consent to the amendments set forth herein by executing a counterpart of this Amendment (each, a “Non-Consenting Lender”) wishes to cease to be a party to the Credit Agreement as a “Lender” thereunder and will transfer its loans to a Consenting Lender or a New Lender on or prior to the Amendment Effective Date as defined in Section 4 below;

WHEREAS, each Lender that is not a party to the Credit Agreement immediately prior to the effectiveness of this Amendment, and which is executing a counterpart of this Amendment (each, a “New Lender”) wishes to consent to the amendments set forth herein and to become a party to the Credit Agreement and a Lender thereunder as an assignee of a Loan from a Non-Consenting Lender;

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.                                           Definitions.  Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.                                           Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.01                        General.

(a)                                 References in the Loan Documents to “this Agreement” or the “Credit Agreement” or the like (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

(b)                                 Each Consenting Lender and each New Lender shall be deemed to be a “Lender” under and for all purposes of the Credit Agreement.

(c)                                  This Amendment shall additionally constitute a “Loan Document”.

2.02                        Amended and Restated Definitions.  Section 1.01 of the Credit Agreement shall be amended by:

(a)                                 amending and restating the following definitions in their entirety to read as follows:

“Applicable Margin” means 1.95% per annum; provided that for any period in which the Base Rate applies to the Loans, the Applicable Margin shall be 0.95% per annum.

“Effective Date” means (a) the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02) and (b) for the purposes of the definition of “Annual Anniversary” in Section 5.16(e), March 31, 2011.

“Maturity Date” means March 31, 2023.

“Maximum LTV” means (a) from the Effective Date through the day prior to the second anniversary of the Effective Date, 70.0%; (b) from the second anniversary of the

Effective Date through the day prior to the third anniversary of the Effective Date, 68.1%; (c) from the third anniversary of the Effective Date through the day prior to the fourth anniversary of the Effective Date, 65.5%; (d) from the fourth anniversary of the Effective Date through the day prior to the fifth anniversary of the Effective Date, 62.4%; (e) from the fifth anniversary of the Effective Date through the day prior to the sixth anniversary of the Effective Date, 58.5%; (f) from the sixth anniversary of the Effective Date through the day prior to the seventh anniversary of the Effective Date, 54.0%; (g) from the seventh anniversary of the Effective Date through the day prior to the eighth anniversary of the Effective Date, 49.5%; (h) from the eighth anniversary of the Effective Date through the day prior to the ninth anniversary of the Effective Date, 45%; (i) from the ninth anniversary of the Effective Date through the day prior to the tenth anniversary of the Effective Date, 40.5%; (j) from the tenth anniversary of the Effective Date through the day prior to the eleventh anniversary of the Effective Date, 37.5% and (k) from the eleventh anniversary of the Effective Date through the Maturity Date, 37.5%.

“Owner Subsidiary” means any special purpose Person or vehicle (including trusts) of which the Borrower holds (subject to the Local Requirements Exception) directly or indirectly 100% of the Equity Interest and which (a) is organized under the laws of any state of the United States of America, Ireland or any other jurisdiction that is a Contracting State that is acceptable to the Administrative Agent (acting with the consent, not to be unreasonably withheld or delayed, of the Required Lenders), (b) (i) owns, directly or indirectly, one or (if the Borrower certifies to the Administrative Agent that ownership by such Owner Subsidiary of such additional Aircraft is in its judgment advisable for tax or other regulatory purposes) more (but, in any event, no more than four) Pool Aircraft by Owning such Pool Aircraft or holding directly or indirectly 100% of the Equity Interest in another Owner Subsidiary that Owns such Pool Aircraft and (ii) may (if the Borrower certifies to the Administrative Agent that ownership by such Owner Subsidiary of the Equity Interest in such Intermediate Lessee is in its judgment advisable for tax or other regulatory purposes) additionally hold 100% of the Equity Interest in any Intermediate Lessee that leases such Pool Aircraft or any other Pool Aircraft and (c) 100% of the Equity Interest therein is held by a Subsidiary Holdco or another Owner Subsidiary, subject in each case to the Local Requirements Exception.

“Permitted Aircraft Types” means Aircraft of each of the following types: (a) Airbus A319-100, (b) Airbus A320-200, (c) Airbus A320neo (d) Airbus A321-200, (e) Airbus A321neo (f) Airbus A330, (g) Boeing 737-600, (h) Boeing 737-700, (i) Boeing 737 MAX (j) Boeing 737-800, (k) Boeing 777-200ER, (l) Boeing 777-300ER, (m) Boeing 787, (n) Airbus A350, (o) Embraer E2 190 and (p) Embraer E2 195.

“Pool Specifications” is a collective reference to each of the following requirements with respect to the PS Pool Aircraft at any date of determination:

(a)                                 the aggregate Appraised Value of a single type of Widebody Aircraft at such time shall not exceed 35% of the aggregate Appraised Value of all PS Pool Aircraft at such time;

(b)                                 the aggregate Appraised Value of all Widebody Aircraft at such time shall not exceed 55% of the aggregate Appraised Value of all PS Pool Aircraft at such time;

(c)                                  the aggregate Appraised Value of all Regional Jet Aircraft at such time shall not exceed 15% of the aggregate Appraised Value of all PS Pool Aircraft at such time;

(d)                                 the aggregate Appraised Value of all Permitted Aircraft Types at such time shall be 100% of the aggregate Appraised Value of all PS Pool Aircraft at such time;

(e)                                  the aggregate Appraised Value of all PS Pool Aircraft leased to a single Lessee at such time shall not exceed 25% of the aggregate Appraised Value of all PS Pool Aircraft at such time (excluding any PS Pool Aircraft leased to a Lessee that results from the merger of two or more Lessees, if the affected Lease of such PS Pool Aircraft was included in the Collateral prior to such merger);

(f)                                   the aggregate Appraised Value of all PS Pool Aircraft leased to Lessees based or domiciled in any single country at such time shall not exceed 40% of the aggregate Appraised Value of all PS Pool Aircraft at such time; and

(g)                                  the Average Age of all PS Pool Aircraft at such time shall not exceed 5.86 years plus the amount of time elapsed since the date of this Agreement, plus 6 months; and at no time shall the Average Age of all PS Pool Aircraft exceed 15 years.

(b)                                 amending the definition of “Permitted Liens” by replacing clause (j) of that definition as follows:

(j)                                    (i) any Lien fully bonded against by any Borrower Party or any Lessee, or other similar third party security (which does not itself result in a Lien on a Pool Aircraft or any part thereof) or (ii) any Lien on a Pool Aircraft or the Equity Collateral of a Borrower Party as to which, within 30 days after the Borrower having notice of such Lien,  the Borrower has deposited Interim Cash in the Collateral Account in an amount equal to the lower of (x) the amount of the claim in respect of such Lien and (y) the sum of the outstanding principal balance of the Loan in respect of the relevant Pool Aircraft plus any additional amounts that would be required to be prepaid or deposited as Interim Cash pursuant to Section 5.16 in order to effect any required LTV Cure as if the applicable Pool Aircraft had been subject to a Removal; (provided that, if such Lien described in this clause (j)(ii) remains in existence on the 180th day after such Interim Cash is deposited the Appraised Value of such Pool Aircraft shall be deemed to be zero and the Borrower shall effect an Interim Cure (without the use of Interim Cash) if required to comply with the required Loan-to-Value Ratio (it being agreed that such Pool Aircraft, the relevant Owner Subsidiary and Intermediate Lessee (if any, but only in each case if it does not own or lease any other Pool Aircraft) and the relevant Lease, together with the related assets, rights and interests (including intercompany indebtedness) shall not be deemed to be a Pool Aircraft, Owner Subsidiary, Intermediate Lessee or Lease for the purposes of (i) the determination of the Loan-to-Value Ratio or (ii) any other provisions or section of the Credit Agreement or (iii) any other Loan Document, and the Borrower shall cause the

Pool Aircraft to be transferred to a Person that is not a Borrower Party as promptly as it is commercially reasonably practicable to do so); and provided further that the Collateral Agent may (after 30 days’ prior notice to the Borrower), if the Collateral Agent shall have received notice that the applicable claimant will soon commence or shall have commenced foreclosure on the applicable Pool Aircraft Collateral or other Collateral in respect of such Lien (unless the Interim Cash shall be sufficient to effect an LTV Cure satisfying the requirements set forth in Section 5.16, if applicable, or the Borrower shall have effected an alternative Interim Cure), and shall, if requested by the Borrower, apply such Interim Cash to make a payment to discharge the applicable claim or to make a prepayment required to effect an Interim Cure”.

2.03                        New Definitions.  Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Consenting Lender” has the meaning set forth in the preamble to the Third Amendment.

“Current Lender” means a Consenting Lender that is a Lender prior to the date of the Third Amendment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“New Lender” has the meaning set forth in the preamble to the Third Amendment.

“Regional Jet Aircraft” shall mean Aircraft of each of the following types: (a) Embraer E2 190 and (b) Embraer E2 195.

“Third Amendment Effective Date” means the “Amendment Effective Date”, as defined in the Third Amendment.

“Third Amendment” means Third Amendment to Credit Agreement, dated as of February 9, 2017, among the Borrower, the other Obligors, the Consenting Lenders, the New Lenders, the Administrative Agent and the Collateral Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.04                        Other Amendments

(a)                                 Section 2.05(b) of the Credit Agreement shall be amended by replacing the terms thereof with the following:  “Pursuant to the terms of this Agreement in effect immediately prior to the Second Amendment Effective Date, the Borrower agreed to pay to the Lenders on each Payment Date commencing on the fifth Payment Date a portion of the outstanding principal amount of the Loans, in an amount equal to 2.5% of the sum of the Loans made on each Advance Date, which amount was determined by the Administrative Agent upon the occurrence of the Availability Termination.  With effect from the Second Amendment Effective Date, including after the Third Amendment Effective Date, the Borrower agrees to pay to the Lenders on each Payment Date commencing on the first Payment Date to occur after the Second Amendment Effective Date a portion of the outstanding principal amount of the Loans in an amount equal to $26,678,750.00.”

(b)                                 The following sentence shall be added to Section 3.04 of the Credit Agreement:  “AerCap’s audited consolidated financial statements as at December 31, 2015 which have been filed with the Securities and Exchange Commission have been prepared in accordance with GAAP and fairly present the financial condition of AerCap and its Subsidiaries as at such date and the results of their operations for the period then ended.”

(c)                                  The following sentences shall be added to Section 3.15 of the Credit Agreement: “As of the Third Amendment Effective Date (and as also reflected on AerCap’s consolidated balance sheet dated as of December 31, 2015, and confirmed by the Appraisals most recently delivered to the Administrative Agent pursuant to this Agreement), the fair value of the assets of each of (x) AerCap and (y) the Borrower and its Subsidiaries taken as a whole, exceed their respective liabilities.  As of the Third Amendment Effective Date, neither the Obligors taken as a whole nor AerCap nor the Borrower is or will be rendered insolvent as a result of the transactions contemplated by this Agreement and the other Loan Documents.”

(d)                                 Section 3.16 of the Credit Agreement shall be amended by deleting the words appearing prior to clause (i) thereof, and replacing them with “None of the Obligors or any of their respective Subsidiaries or any director, officer or employee of any Obligor or any of its Subsidiaries or to the knowledge of the Obligors, any agent, affiliate or representative of any Obligor or any of its Subsidiaries is a Person that is, or is owned or controlled by a Person that is,”, and by replacing the words “as of the date hereof” in the penultimate sentence with the words “as of the Third Amendment Effective Date”.

(e)                                  Section 3.17 of the Credit Agreement shall be amended by replacing the terms thereof with the following:

“(a)                           Schedule 3.17(a) attached hereto, as amended from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) hereof and pursuant to the Third Amendment, is a true and correct list of all PS Pool Aircraft and the country of registration of such PS Pool Aircraft.

(b)                                 Schedule 3.17(b) attached hereto, as supplemented from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) and pursuant to the Third Amendment, is a true and correct list of all Leases (including, without limitation, any head leases) in effect with respect to the PS Pool Aircraft and the name and jurisdiction of organization or incorporation of the applicable Lessees.”

(f)                                   Section 5.03(a)(ii) of the Credit Agreement shall be amended by replacing the terms thereof with the following: “[Intentionally Left Blank]”.

(g)                                  Clause (x) of Section 5.15 of the Credit Agreement shall be amended by inserting at the end thereof the following:

“, except as permitted under Sanctions after giving effect to any license, waiver, exception or other exemption,”.

(h)                                 Section 5.16(b) of the Credit Agreement shall be amended by inserting the words: “after giving effect to any Loans prepaid or repaid on or prior to such time” after the word “tested” in the first line thereof.

(i)                                     Article 6(i) of the Credit Agreement shall be amended and restated as follows:

“(i) one or more judgments for the payment of money in an aggregate amount exceeding $100,000,000 not covered by insurance shall be rendered against any Obligor taken as a whole and shall remain undischarged or not paid for a period of 60 consecutive days during which time such judgment shall not be appealed and execution shall not be effectively stayed, vacated or bonded (or such longer period during which there is no reasonable risk of a judgment creditor attaching or levying upon any Collateral or Pool Aircraft Collateral to enforce any such judgment to the extent not a Permitted Lien);”

(j)                                    The following new Section 9.19 shall be added to the Credit Agreement:

“Section 9.19.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

(k)                                 The following new Section 9.20 shall be added to the Credit Agreement:

“Section 9.20.  German Lenders.  Sections 3.16, 5.14, 5.15 and 5.20(b) of this Agreement shall only apply for the benefit of a Lender that is resident in Germany within the meaning of section 2, paragraph 15 of the foreign trade law (Außenwirtschaftsgesetz) (AWG) (and is therefore subject to section 7 of the foreign trade rules (Außenwirtschaftsverordnung) (AWV) (a “Restricted Lender”) to the extent that such provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) any violation of, conflict with or liability under section 7 of the AWV (in connection with section 4 paragraph 1 no. 3 of the AWG) or a similar anti-boycott statute or law applicable to such Restricted Lender. In connection with any waiver, determination or direction relating to any provisions which do not apply for the benefit of a Restricted Lender by virtue of the foregoing sentence (but not with respect to any other parts which do apply for the benefit of a Restricted Lender), the parties hereto agree that the Commitment of that Restricted Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained or whether the determination or direction of the requisite majority of Lenders has been made.  Notwithstanding the foregoing, the Agents and the other parties to this Agreement other than such Restricted Lender shall be entitled to rely conclusively, without independent investigation or verification, on the written notice by a Restricted Lender to the Administrative Agent promptly after a waiver, determination or direction is sought pursuant to the Loan Documents that such Restricted Lender’s Commitment shall be excluded with respect to such specified waiver, determination or direction in accordance with the foregoing sentence.  No party to this Agreement other than such Restricted Lender shall have any duty to inquire or determine if this Section 9.20 shall apply with respect to any waiver, determination or direction of any Restricted Lender (whether or not any other Restricted Lender shall have notified the Administrative Agent as to its application as to such other Restricted Lender) and, if the Administrative Agent shall not have received a written notice from a Restricted Lender instructing it to exclude such Restricted Lender’s Commitments in accordance with the prior sentence with respect to a particular waiver, determination or direction, the Agents and the other parties to this Agreement shall determine whether the requisite Lenders have provided consent to a waiver, determination or direction as if such Restricted Lender’s Commitment were required to be included in the calculation of the requisite majority of Lenders. The parties hereto agree that any amendment to this Section 9.20 shall only be made with the consent of all Lenders that have notified the Administrative Agent they are Restricted Lenders. “

2.05                        Schedules.  Schedules 3.17(a) and 3.17(b) of the Credit Agreement shall be amended by replacing such schedules with the corresponding schedules hereto.

2.06                        Annexes. Annex 1 of the Credit Agreement shall be amended by replacing it with Annex 1 appended hereto.

Section 3.                                           Representations and Warranties.

3.01                        Each Obligor represents and warrants to the Lenders that the representations and warranties of the Obligors contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

3.02                        Each Lender, other than a Current Lender, listed on the signature pages hereto represents, as of the Amendment Effective Date, that it is a Qualifying Lender (as defined in the Credit Agreement, as amended hereby).

Section 4.                                           Conditions Precedent.  As provided in Section 2 above, the amendments to the Credit Agreement contemplated hereby shall become effective as of February 9, 2017 (the “Amendment Effective Date”), upon the satisfaction of the following conditions precedent, provided that such conditions precedent are satisfied on or prior to the Amendment Effective Date:

4.01                        The Administrative Agent (or its counsel) shall have received the signature pages to this Amendment duly executed by each of the Borrower, Financing Trust, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the Guarantors, the Consenting Lenders and each New Lender.

4.02                        The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated the Amendment Effective Date) of each of (i) Clifford Chance US LLP with respect to New York law, (ii) Buchalter Nemer PLC with respect to California law and in relation to ILFC and CA Subsidiary HoldCo, (iii) McCann Fitzgerald with respect to Irish law and in relation to Irish Subsidiary HoldCo, AIL and AICDAC, (iv) Morris Nichols Arsht & Tunnell LLP with respect to Delaware law and in relation to the Borrower, Financing Trust, Parent Holdco and US HoldCo and (v) NautahDutilh with respect to Dutch law and in relation to AerCap and AAS, each addressed to each Lender Party in form and substance reasonably satisfactory to the Administrative Agent and dated the Amendment Effective Date.

4.03                        The representations and warranties of the Obligors contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document shall be true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and an Officer’s Certificate of AerCap shall so certify on and as of the Amendment Effective Date to the Administrative Agent and the Lenders.

4.04                        Each Non-Consenting Lender shall have transferred its Loans to a Consenting Lender or a New Lender pursuant to Section 9.06 of the Credit Agreement, which provides that such Non-Consenting Lender authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to such assignment on behalf of such Lender as assignor and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.06 of the Credit Agreement.

4.05                        The Borrower shall have paid all amounts owed under the fee letters related to this Amendment to the Consenting Lenders and the New Lenders.

4.06                        The Borrower shall have paid all other fees and other amounts due and payable by it under the Credit Agreement, and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any Loan Document or as separately agreed between any Borrower Party and any arranger in respect of this Amendment.

4.07                        The Administrative Agent shall have received an LTV Certificate with Appraisals dated as of September 30, 2016, and on the Amendment Effective Date the Borrower shall be in compliance with Section 5.16(a) of the Credit Agreement.

4.08                        Prior to the Amendment Effective Date, the Lenders shall have received all “Know-Your-Customer”, money laundering, Patriot Act or similar documentation and information reasonably required by such Lenders by notice to the Borrower given on or before February 2, 2017.

4.09                        On the Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

4.10                        The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of each Obligor, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Obligors, the Loan Documents, the Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.  The Administrative Agent shall promptly notify the parties hereto of the occurrence of the Amendment Effective Date.

Section 5.                                           Non-Consenting Lenders.  Subject to payment of amounts due and owing to them in accordance herewith, effective as of the Amendment Effective Date, each Non-Consenting Lender shall cease to be, and shall cease to have any of the rights and obligations of, a “Lender” under the Credit Agreement (except for those provisions that provide for their survival (including without limitation those provisions referred to in Section 9.07 of the Credit Agreement), which provisions shall survive and remain in full force and effect for the benefit of the Non-Consenting Lenders).

Section 6.                                           Acknowledgement and Ratification.  Each of the Obligors hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the modifications effected pursuant to this Amendment.  Each Obligor hereby confirms that at all times Obligations remain outstanding under the Loan Documents and each Loan Document, as amended hereby, to which it is a party or otherwise bound and all collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent provided in accordance with the Loan Documents, as amended hereby, the payment and performance of all Obligations, and confirms its grants to the Collateral Agent of a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations.  Each Obligor hereby agrees and admits that as of the date hereof it has no defenses to or offsets against any of its obligations to the Administrative Agent or any Lender under the Loan Documents.  Each Obligor (including, without limitation, each Guarantor) hereby ratifies and confirms its guaranty in favor of the Secured Parties of the Guaranteed Obligations as set forth in Article 7 of the Credit Agreement, as amended hereby.

Section 7.                                           Miscellaneous.  Each Lender by its signature hereto instructs the Administrative Agent and the Collateral Agent to execute this Amendment.  Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

BORROWER:

TEMESCAL AIRCRAFT, LLC

By:	/s/ Patrick Treacy
Name:	Patrick Treacy
Title:	Director

OBLIGORS:

AERCAP GLOBAL AVIATION TRUST

By:	/s/ Patrick Treacy
Name:	Patrick Treacy
Title:	Chief Insurance Officer

PARK TOPANGA AIRCRAFT, LLC

By:	/s/ Patrick Treacy
Name:	Patrick Treacy
Title:	Director

CHARMLEE AIRCRAFT INC.

By:	/s/ Patrick Ross
Name:	Patrick Ross
Title:	Vice President

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Patrick Ross
Name:	Patrick Ross
Title:	Vice President

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Patrick Treacy
Name:	Patrick Treacy
Title:	Director

AERCAP HOLDINGS N.V.

By:	/s/ Anna Olsson	/s/ Marnix den Hejjer
Name:	Anna Olsson	Marnix den Hejjer
Title:	Authorised Signatory	Authorised Signatory

Represented by its sole Managing Director	AERCAP AVIATION SOLUTIONS B.V.
Aercap Group Services B.V.
By:	/s/ Jan-Willem Dekkers
Name:	Jan-Willem Dekkers
Title:	Director

SIGNED and DELIVERED as a DEED
by
as attorney for
BALLYSKY AIRCRAFT IRELAND LIMITED

/s/ Patrick Treacy	Patrick Treacy
Attorney	Director

in the presence of

/s/ Caroline O’Mara
Name:	Caroline O’Mara
Address:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare.
Occupation:	Admin Corporate Secretary

SIGNED and DELIVERED as a DEED
by
as attorney for
AERCAP IRELAND CAPITAL DESIGNATED ACTIVITY COMPANY

	/s/ Patrick Treacy	Patrick Treacy
	Attorney	Director

in the presence of

/s/ Caroline O’Mara
Name:	Caroline O’Mara
Address:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare.
Occupation:	Admin Corporate Secretary

SIGNED and DELIVERED as a DEED
by
as attorney for
AERCAP IRELAND LIMITED

	/s/ Patrick Treacy	Patrick Treacy
	Attorney	Director

in the presence of

/s/ Caroline O’Mara
Name:	Caroline O’Mara
Address:	4450 Atlantic Avenue, Westpark,
Shannon, Co. Clare.
Occupation:	Admin Corporate Secretary

ADMINISTRATIVE AGENT

CITIBANK, N.A., as Administrative Agent

By:	/s/ Thomas Hollahan
Name:	Thomas Hollahan
Title:	Managing Director
Global Aviation Industry Head
388 Greenwich Street, 23rd Floor
New York, NY 10013
(212) 816-5143

COLLATERAL AGENT

CITIBANK, N.A., as Collateral Agent

By:	/s/ Thomas Hollahan
Name:	Thomas Hollahan
Title:	Managing Director
Global Aviation Industry Head
388 Greenwich Street, 23rd Floor
New York, NY 10013
(212) 816-5143